Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Shareholders and Board of Directors of Darkpulse, Inc.

ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 (SEC File #333-288806) DarkPulse, Inc. of our report dated May 1, 2026 related to the consolidated financial statements as of and for the years ended December 31, 2025 and 2024, which appears in the Form 10-K for the year ended December 31, 2025. Our report includes an explanatory paragraph about the existence of substantial doubt about the Company's ability to continue as a going concern.

We also consent to the reference to us under the captions “Experts” in such Registration Statement.

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S/ Boladale Lawal

BOLADALE LAWAL & CO

Chartered Accountant

PCAOB No:6993

Lagos, Nigeria

May 5, 2026